EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2016 Third Quarter Results
Net loss of $1.14 per share, includes non-cash goodwill impairment charge of $1.62 per share and restructuring expenses of $0.13 per share

CLEVELAND, OHIO (April 28, 2016) - Applied Industrial Technologies (NYSE: AIT) today reported sales and earnings for the third quarter and nine months ended March 31, 2016.

Net sales for the quarter were $633.2 million, a decrease of 6.9% compared with $680.0 million in the same quarter a year ago. Net loss for the quarter was $44.7 million, or $1.14 per share, compared to net income of $28.6 million, or $0.70 per share, in the third quarter of fiscal 2015. For the nine months ended March 31, 2016, sales decreased 9.1% to $1.88 billion from $2.07 billion in the same period last year. Net income was $3.5 million, or $0.09 per share, compared with $87.4 million, or $2.11 per share, last year. The current year results for both the quarter and year to date include negative earnings per share impacts of $1.62 per share for a goodwill impairment charge and $0.13 per share for restructuring expenses.

The overall sales decrease for the quarter reflects a 2.3% increase from acquisition-related volume offset by a negative 1.8% foreign currency translation impact and a 7.4% decrease in core underlying operations. This 7.4% decrease consists of a 2.7% decline attributable to sales in traditional core operations with the remainder associated with sales in our operations serving the upstream oil and gas markets.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Results for the third quarter and year to date were impacted by a $64.8 million ($63.8 million after tax) non-cash goodwill impairment charge. This total consists of two components, the first being an $8.8 million charge for our Australian operations, primarily due to the continued decline in the Australian industrial economy, namely mining. The remaining amount pertains to a goodwill impairment of $56.0 million for our Canadian operations and is predominantly the result of the sustained decline in oil and gas drilling activity.

“We continue to respond to the energy market challenges by decreasing ongoing operating expenses and positioning Applied for future value creation. We have implemented restructuring activities within our upstream oil and gas focused operations to reduce our operating expenses and de-risk our balance sheet.

“As a result of these actions, we recorded restructuring expenses in the March quarter totaling $7.0 million, or $0.13 per share. Approximately $3.6 million of these charges are included in cost of sales and pertain to inventory reserves for potential excess and obsolete inventory; the remaining $3.4 million of charges are included within SD&A and are severance and facility consolidation related. The restructuring is expected to yield annual SD&A savings of $7.8 million and will further strengthen our competitive position going forward.

“As we head into the final quarter of our fiscal year, we are providing fourth quarter guidance of earnings per share of $0.62 to $0.70 per share on sales of $640.0 million to $650.0 million. Throughout Applied, we are focused on serving our customers, delivering a strong close to the fiscal year and generating shareholder value.”

During the quarter, the Company purchased 250,000 shares of its common stock in open market transactions for $9.7 million. Fiscal year to date, the Company has purchased 951,100 shares for a total of $37.5 million. At March 31, 2016, the Company had remaining authorization to purchase 296,200 additional shares.

In addition, Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.28 per common share. The dividend is payable on May 31, 2016, to shareholders of record on May 16, 2016.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on April 28. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-920-5541 or 1-212-231-2918 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21809012.

Founded in 1923, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “guidance,” “will,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in various industry sectors and geographies, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Net Sales	$ 633,172	$ 679,994	$1,885,422	$2,074,021
Cost of sales	458,379	492,631	1,356,450	1,496,013
Gross Profit	174,793	187,363	528,972	578,008
Selling, distribution and administrative,
including depreciation	143,031	143,591	417,822	441,264
Goodwill impairment	64,794	0	64,794	0
Operating Income (Loss)	(33,032)	43,772	46,356	136,744
Interest expense, net	2,359	2,121	6,704	5,738
Other expense (income), net	65	(887)	1,124	(263)
Income (Loss) Before Income Taxes	(35,456)	42,538	38,528	131,269
Income Tax Expense	9,272	13,928	35,018	43,830
Net Income (Loss)	$ (44,728)	$ 28,610	$ 3,510	$ 87,439
Net Income (Loss) Per Share - Basic	$ (1.14)	$ 0.70	$ 0.09	$ 2.12
Net Income (Loss) Per Share - Diluted	$ (1.14)	$ 0.70	$ 0.09	$ 2.11
Average Shares Outstanding - Basic	39,107	40,800	39,328	41,168
Average Shares Outstanding - Diluted	39,107	41,067	39,548	41,477

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the third quarter of fiscal 2016, the Company performed its annual goodwill impairment test. As a result of the test, the Company determined that all of the goodwill associated with the Australia/New Zealand Service Center Based Distribution reporting unit was impaired as of January 1, 2016. This impairment is the result of the decline in the mining and extraction industries in Asia and the resulting reduced customer spending due to a decline in demand throughout Asia. Further, due to sustained declines in oil prices and reduced customer spending in Canada, the Company determined that the goodwill associated with the Canada Service Center Based Distribution reporting unit was also impaired as of January 1, 2016. Accordingly, the Company recognized a gross combined impairment charge of $64.8 million for goodwill in the third quarter of fiscal 2016, which after taxes had a negative impact on earnings of $63.8 million and reduced earnings per share by $1.62 per share.

(3) In the quarter ending March 31, 2016, the Company incurred certain restructuring charges. A reserve of $3.6 million was recorded within cost of sales for the quarter ending March 31, 2016, for potential non-salable, non-returnable and excess inventory due to declining demand, primarily for Canada oil and gas operations. SD&A included expenses of $3.4 million during the quarter related to severance and facility consolidations, primarily for oil and gas operations. Total restructuring charges reduced gross profit for the quarter by $3.6 million, operating income by $7.0 million, net income by $4.9 million and earnings per share by $0.13.

(4) On January 4, 2016, the Company acquired substantially all of the net assets of HUB Industrial Supply, a distributor of consumable industrial products operating from three locations - Lake City, FL, Indianapolis, IN and Las Vegas, NV for a purchase price of $32,900. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(5) In November 2015, the FASB issued its final standard for the balance sheet classification of deferred taxes. The amendments in this standard require that deferred tax assets and liabilities be classified as noncurrent in the balance sheet. This update is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. The Company has early adopted this standard in the second quarter of fiscal 2016 and has applied the new standard retrospectively to the prior period presented in the Condensed Consolidated Balance Sheets. The impact of this change in accounting principle on balances previously reported as of June 30, 2015 was to decrease other current assets $13.3 million, increase other assets $10.9 million and decrease other liabilities $2.4 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2016	2015

Assets
Cash and cash equivalents	$ 62,932	$ 69,470
Accounts receivable, less allowances of $11,479 and $10,621	354,553	376,305
Inventories	346,979	362,419
Other current assets	39,377	37,816
Total current assets	803,841	846,010
Property, net	108,132	104,447
Goodwill	199,236	254,406
Intangibles, net	195,726	198,828
Other assets	27,404	28,865
Total Assets	$ 1,334,339	$ 1,432,556

Liabilities
Accounts payable	$ 134,871	$ 179,825
Current portion of long-term debt	3,351	3,349
Other accrued liabilities	114,253	126,898
Total current liabilities	252,475	310,072
Long-term debt	367,820	317,646
Other liabilities	57,202	63,510
Total Liabilities	677,497	691,228
Shareholders' Equity	656,842	741,328
Total Liabilities and Shareholders' Equity	$ 1,334,339	$ 1,432,556

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2016	2015

Cash Flows from Operating Activities
Net income	$ 3,510	$ 87,439
Adjustments to reconcile net income to net cash provided
by operating activities:
Goodwill impairment	64,794	0
Depreciation and amortization of property	12,041	12,792
Amortization of intangibles	19,065	19,412
Amortization of stock appreciation rights and options	1,241	1,381
Loss on sale of property	275	45
Other share-based compensation expense	2,073	1,123
Changes in assets and liabilities, net of acquisitions	(16,231)	(83,601)
Other, net	3,591	721
Net Cash provided by Operating Activities	90,359	39,312
Cash Flows from Investing Activities
Property purchases	(9,441)	(11,009)
Proceeds from property sales	372	451
Acquisition of businesses, net of cash acquired	(56,142)	(166,479)
Net Cash used in Investing Activities	(65,211)	(177,037)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	23,000	51,000
Long-term debt borrowings	125,000	170,238
Long-term debt repayments	(97,826)	(2,274)
Purchases of treasury shares	(37,464)	(59,235)
Dividends paid	(32,342)	(31,807)
Acquisition holdback payments	(10,658)	(995)
Other, net	1,191	770
Net Cash (used in) provided by Financing Activities	(29,099)	127,697
Effect of Exchange Rate Changes on Cash	(2,587)	(5,996)
Decrease in cash and cash equivalents	(6,538)	(16,024)
Cash and cash equivalents at beginning of period	69,470	71,189
Cash and Cash Equivalents at End of Period	$ 62,932	$ 55,165